THIRD QUARTER EARNINGS                          For Further Information Contact:
For Immediate Release                                             Francis Kenney
OCTOBER 19, 2000                                     Senior Vice President & CFO

                                                        Ipswich Bancshares, Inc.
                                                                23 Market Street
                                                              Ipswich, MA  01938
                                                                  (978) 356-7777
                                                             www.ipswichbank.com



                               IPSWICH BANCSHARES

                    ANNOUNCES 10% STOCK REPURCHASE COMPLETED;
                            APPROVES NEW 10% PROGRAM


Ipswich, Massachusetts, October 19 / Ipswich Bancshares, Inc. (NASDAQ NM: IPSW) announced third quarter net income of $617,000, or $.26 per fully diluted share compared to $1 million, or $.40 per fully diluted share for the corresponding quarter in 1999. For the nine months ended September 30, 2000, net income totaled $2 million, or $.81 per fully diluted share, as compared with $2.4 million, or $.94 per fully diluted share for the same period in 1999. The third quarter results in 2000 include a pre-tax loss of $153,000 from the sale of $6 million of fixed rate loans to reduce the Company's interest rate risk. The loan restructuring reduced third quarter earnings per share by $.04. Adjusted for the loan portfolio restructuring, third quarter per share earnings were $.30 and return on equity was 16.9%.

David L. Grey, President and Chief Executive Officer, stated "third quarter results for 2000 reflects the Company's emphasis on its retail banking strategy. The net interest margin was impacted favorably by the Company's addition of $7.8 million in checking account deposits, a 17.5% increase over the last twelve months. This growth in core checking deposits has translated into a substantial increase in the retail banking fees, which increased 18.2% in the current quarter, versus the same quarter in 1999. We continue to believe our stock represents good value, which is why the Board authorized a new stock repurchase program."

During the third quarter of 2000, the Company completed its 10% stock repurchase program which was announced March 16, 2000, and currently has repurchased 262,400 shares at an average price of $8.75. The Board now has authorized management to repurchase an additional 226,315 shares, or 10%, of the current outstanding common shares. Pursuant to the Company's repurchase program, the shares will be purchased by the Company from time to time, depending upon market conditions in privately negotiated transactions or open market purchases in accordance with applicable regulations of the Securities and Exchange Commission. The Board delegates to the discretion of Ipswich Bancshares, Inc.'s Senior Management, the authority to determine the timing of the repurchase program's commencement, the timing of subsequent purchases and the prices at which repurchases will be made. Ipswich Bancshares may repurchase its common shares without further Board authorization for one year.

Ipswich Bancshares, Inc. is the one-bank holding company parent of IpswichBank. IpswichBank is a Massachusetts chartered savings bank, organized in 1869 and headquartered in Ipswich, Massachusetts with total assets of $289 million at September 30, 2000. IpswichBank presently operates eight full-service banking offices, including its headquarters. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund.

Certain statements contained herein are not based on historical facts and are "Forward Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward Looking Statements which are based on various assumptions, may be identified by reference to a future period or periods or by the use of forward looking terminology such as "may", "well", "believe", "expect", "estimate", "anticipate", "continue" or similar terms or variations on these terms or the negative of these terms. Actual results could differ materially from those set forth in Forward Looking Statements due to a variety of factors including credit risk management, asset liability management, the financial securities market and regulatory issues.

                                  STOCK LISTING
                                  -------------

The Common Stock is traded on the NASDAQ National Market under the ticker symbol: "IPSW".

                             SELECTED MARKET MAKERS
                             ----------------------


          TUCK                               KBWI
          Tucker Anthony                     Keefe, Bruyette & Woods
          1 Beacon Street                    One Financial Plaza
          Boston, MA  02108                  Hartford, CT  06103
          (617) 725-2000                     (860) 297-0300


          HERZ                               OPCO
          Herzog, Heine, Geduld, Inc.        CIBC Oppenheimer
          26 Broadway/1st Floor              CIBC Tower/World Financial Center
          New York, NY  10007                New York, NY  10281
          (212) 908-4000                     (800) 999-6726



                                 TRANSFER AGENT
                                 --------------

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